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EXHIBIT 12.1

CLEAN ENERGY FUELS CORP.
STATEMENT OF COMPUTATION OF DEFICIENCY OF EARNINGS TO FIXED CHARGES
(In thousands)

	Year Ended December 31,
						Six Months Ended June 30, 2015
	2010	2011	2012	2013	2014
Earnings
Pretax Income (loss)	$(4,209)	$(48,158)	$(99,568)	$(63,204)	$(89,784)	$(60,288)
Plus: Equity (earnings) losses from equity investees	(427)	(637)	(331)	76	490	549
Plus: Fixed charges	4,314	15,221	32,850	39,523	55,110	23,033
Plus: Amortization of capitalized interest	76	111	597	1,038	1,322	753
Less: Interest capitalized	(434)	(1,352)	(6,304)	(2,517)	(3,160)	(534)

Total Earnings	(680)	(34,815)	(72,756)	(25,084)	(36,022)	(36,487)

Fixed Charges
Interest expensed and capitalized	2,191	12,710	29,222	33,779	46,845	19,762
Amortization of debt issuance costs	60	339	551	1,662	4,194	1,534
Interest within rental expense	2,063	2,172	3,077	4,082	4,071	1,737

Total Fixed Charges	4,314	15,221	32,850	39,523	55,110	23,033

Deficiency of earnings to fixed charges	$(4,994)	$(50,036)	$(105,606)	$(64,607)	$(91,132)	$(59,520)

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  EXHIBIT 12.1
CLEAN ENERGY FUELS CORP. STATEMENT OF COMPUTATION OF DEFICIENCY OF EARNINGS TO FIXED CHARGES (In thousands)